UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
RESTRICTED STOCK GRANT AGREEMENT

          THIS AGREEMENT is made this __ day of [December] 2001 (the “Grant Date”) between Universal Access Global Holdings Inc., a Delaware corporation (the “Company”) and _________________ (the “Optionee”).

          WHEREAS, the Company desires to grant to the Optionee certain Shares of Restricted Stock under the Company’s 1999 Stock Plan (the “Plan”), which has been approved by its stockholders; and

          WHEREAS, the Company and the Optionee understand and agree that any terms used herein have the same meanings as in the Plan.

          NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.	GRANT OF RESTRICTED STOCK

The Company grants to the Optionee ________ Shares of Restricted Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The grant will be subject to the acceptance by the Company of the stock options tendered for exchange by the Optionee pursuant to the terms of the Offer to Exchange, dated November 5, 2001. The Optionee acknowledges receipt of a copy of the Plan. This Agreement shall also serve as the Notice of Grant under the Plan.

2.	PURCHASE PRICE

The purchase price of the Shares of Restricted Stock shall be deemed to be zero.

3.	ACCEPTANCE OF RESTRICTED STOCK GRANT

The Optionee shall be deemed to have accepted this Restricted Stock grant upon execution of this Agreement. The Agreement must be executed promptly after receipt by Optionee.

The Company shall pay all original issue taxes with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

4.	CERTIFICATES AND STOCKHOLDER RIGHTS

The Company’s Transfer Agent and Registrar shall prepare appropriate documentation reflecting the Shares of Restricted Stock that the Optionee has been granted. From and after the Grant Date, the Optionee shall be the holder of record with respect to the Shares of Restricted Stock, and shall have the right to vote such Shares of Restricted Stock and to receive stock splits, dividends, and distributions with respect to such Shares of Restricted Stock, which splits, dividends, and distributions shall be subject to the terms and conditions of the Plan and this Agreement. Until the Shares of Restricted Stock vest as provided below, the Shares of Restricted Stock shall be held in electronic form in the custody of the Company’s Transfer Agent.

5.	RESTRICTIONS AND VESTING

(a)	Until the passage of the time periods or the occurrence of the events specified in Paragraph 5(b) below, the Restricted Stock shall be subject to the following restrictions:

(i)	The Optionee shall not sell, transfer, convey, pledge, encumber, or otherwise dispose of all or a portion of any interest in the Restricted Stock; and

(ii)	If the Optionee ceases to be an Employee employed by the Company or a U.S. Subsidiary of the Company prior to the passage of the time periods or the occurrence of the events specified in Paragraph 5(b) below, then upon the date the Optionee ceases to be such an Employee, the Optionee shall forfeit any and all Restricted Stock on which the restrictions have not lapsed.

(b)	Subject to the Plan and this Agreement, the restrictions hereunder shall lapse as follows:

(i)	the restrictions as to 1/2nd of the Shares of Restricted Stock shall lapse on January 1, 2002 and

(ii)	the restrictions as to 1/72nd of the Shares of Restricted Stock shall lapse on January 16, 2002 and the 16th of each month thereafter,

subject in each case to the Optionee continuing to be an Employee of the Company or a U.S. Subsidiary of the Company on each such date.

6.	DIVIDENDS

From and after the date the Optionee acquires the Shares, and is issued a certificate or certificates, if applicable, the Optionee shall be entitled, with respect to the Optionee’s Shares of Restricted Stock, to any dividends declared by the Company on its Shares of Common Stock and paid in the form of cash or other property.

Cash dividends paid with respect to Shares of Restricted Stock shall be paid to the Corporate Secretary of the Company, as holder of such stock certificates, and such

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Secretary shall promptly forward such dividends to the Optionee. In the case of dividends declared by the Company and payable in the form of Common Stock or other securities of the Company, then such securities shall be subject to the terms and conditions of the Plan and this Agreement, shall be represented by certificates issued in the name of the Optionee but shall be subject to the restrictions and vesting schedules specified in Paragraph 5, provided that the restrictions applicable to securities issued as a dividend on certain Shares of Restricted Stock shall lapse concurrently with the restrictions on the underlying Shares of Restricted Stock.

7.	RELEASE OF RESTRICTIONS

At such time as the restrictions on the Shares of Restricted Stock lapse with respect to a portion of such Shares of Restricted Stock, or as soon thereafter as may be practicable, the Shares of Restricted Stock shall be deposited by the Transfer Agent in the Optionee’s brokerage account as provided in the Offer to Exchange, dated November 5, 2001.

8.	WITHHOLDING OF TAXES

Optionee shall provide the Company with a copy of any timely election made pursuant to Section 83(b) of the Code or similar provision of state law (collectively, an “83(b) Election”). If Optionee makes a timely 83(b) Election, Optionee shall immediately pay the Company (or the relevant U.S. Subsidiary of the Company) the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements. If Optionee does not make a timely 83(b) Election, Optionee shall, either at the time that the restrictions lapse under this Agreement or at the time withholding is otherwise required by any applicable law, pay the Company (or the relevant U.S. Subsidiary of the Company) the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements; the Optionee agrees that in the event that the Optionee has not deposited with the Company funds necessary to satisfy such requirements or otherwise made arrangements satisfactory to the Company for the payment of such required withholding amounts, the Company is authorized to cause a portion of the Shares of Restricted Stock vesting at such time to be sold for the account of such Optionee in amounts necessary to meet the payment of such required withholding amounts and to apply the net proceeds of any such sale to such payment. The Optionee agrees that any sale may be made in amounts and at times selected by the Company in order to reduce the impact of such sales on the market for the Company’s shares and understands and acknowledges that the proceeds of any such sales may yield per share proceeds that differ from the market value per share of the Shares of Restricted Stock attributed to the Optionee for income tax purposes.

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9.	NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	Universal Access Global Holdings Inc. 233 South Wacker Drive Suite 600 Chicago, IL 60606 Attn: General Counsel

To the Optionee:	At his or her current home address as contained in the Company's records.

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

10.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

11.	BINDING EFFECT

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on its and his or her behalf effective on the day and year first above written.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.	OPTIONEE
By:_____________________________________ Its:_____________________________________	____________________________________

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